PRODUCT FORMULA AGREEMENT

                  PRODUCT FORMULA AGREEMENT, dated as of this 5th day of January, 2001 by and between SafeScience, Inc., a Nevada corporation with its offices in Boston, MA ("SafeScience") and Delta-Omega Technologies, Inc., a Colorado corporation (the "Company") with its offices in Broussard, LA.

                  WHEREAS, the Company has developed certain proprietary formulations for cleaning products; and

                  WHEREAS, SafeScience is interested in acquiring title to certain of these formulations and acquiring certain first refusal rights to certain other of these formulations from the Company; and

                  WHEREAS, SafeScience is willing to make payments to the Company in consideration of its transfer of the formulations being acquired and its grant of certain first refusal rights hereunder to other formulations; and

                  WHEREAS, the Company is willing to grant to SafeScience title to certain formulations and to grant certain first refusal rights as set forth herein.

                  NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.       Transfer of Existing SafeScience Consumer Cleaning Formulas.

         (a) The Company hereby grants all its rights, title and interest to the consumer cleaning formulas listed on Exhibit A, and all instructions, procedures, know-how and other information necessary for the manufacture thereof (collectively, the "SafeScience Consumer Cleaning Formulas") to SafeScience, including all modifications, enhancements and improvements thereto to date.

         (b) So long as SafeScience is not in violation of its royalty payment obligations under paragraph 2(b), the Company shall not produce, create or license to or for itself or any third party any formulation for any cleaning product that is sold competitively with the cleaning products produced from the SafeScience Consumer Cleaning Formulas as listed on Exhibit A.

2. Payments by SafeScience. SafeScience shall make the following payments to the Company:

         (a)      $50,000 on the date hereof
                  $50,000 on April 1, 2001

         (b) 2% of net sales for all products produced from the SafeScience Consumer Cleaning Formulas from the date hereof through January 5, 2005. Such payments shall be made on a quarterly basis within 30 days of the end of each calendar quarter. Net sales are defined as gross sales actually invoiced less returns, cash discounts and necessary trade allowance and less separately invoiced amounts such as taxes, shipping and insurance.

         (c) The parties agree that the payments due under Section 2(b) above shall be initially offset by the amounts due to SafeScience by the Company pursuant to the purchase order #s 42848, 42849, 42818, 42816, 42830, 42840,
42838, 42834, 42832, 42836, 42841, 42814, 42819, 9789, 42817, 9960 and 42843 for
S.S. 3000 dated from August 10, 2000 through October 27, 2000.

3. Rights to SafeScience Industrial Products. The Company grants SafeScience the first right, prior to all other third parties, to negotiate an exclusive worldwide license to make, manufacture, sell and distribute each of the industrial cleaning products developed specifically for SafeScience listed in Exhibit B (collectively, the "SafeScience Industrial Products") on substantially similar terms as the draft Exclusive Supply and License Agreement dated January 27, 2000 attached as Exhibit C. SafeScience's first right to negotiate an exclusive worldwide license shall not be subject to the receipt by the Company of any offer to license the SafeScience Industrial Products. If the Company receives an offer to license all or some of the SafeScience Industrial Products it shall promptly notify SafeScience and negotiate in good faith to license such SafeScience Industrial Products to SafeScience on substantially similar terms as the draft Exclusive Supply and License Agreement dated January 27, 2000, except for pricing which shall meet the new offer.

4. Forgiveness of Loan. SafeScience hereby agrees to forgive the outstanding principal balance and interest due thereon of the Company's promissory note to SafeScience dated May 14, 1999.

5.       New Consumer Formulas.

         (a) If the Company creates or produces any formulas for new consumer cleaning products requested by SafeScience and agreed upon by the Company, after the date hereof ("New Consumer Formulas") the Company shall license the New Consumer Formulas to SafeScience on substantially similar terms, including exclusivity, term and license fee, as the Exclusive License Agreement between the Company and SafeScience dated September 15, 1999.

         (b) SafeScience shall have the option to purchase the New Consumer Formulas for the initial purchase price for each New Consumer Formula of $20,000, payable in advance plus 2% of net sales for all products produced from such New Consumer Formula for a period of four (4) years from the date of purchase of such New Consumer Formula (the "New Consumer Formula Purchase Price"), and such New Consumer Formula shall be considered a SafeScience Consumer Cleaning Formula for the purpose of this Product Formula Agreement. The initial base price of $20,000 shall be increased each year based on the consumer Price Index as published in the Wall Street Journal on the date nearest the anniversary of this agreement. Net sales shall have the same definition as in
Section 2(b) hereof. SafeScience shall exercise its option to purchase any or all New Consumer Formulas by delivering written notice to the Company. SafeScience and the Company shall negotiate in good faith and complete the purchase of such New Consumer Formulas within forty-five (45) days of SafeScience's notice to exercise its option.

         (c) The Company can request SafeScience to exercise its option to purchase a New Consumer Formula pursuant to section 5(b) by giving written notice of the Company's intent to find a potential third party buyer of a New Consumer Formula. If SafeScience does not notify the Company of its intent to exercise its option pursuant to Section 5(b) within 10 (ten) business days of receipt of the Company's request, then the Company may seek to sell the New Consumer Formula pursuant to this Section 5(c) notwithstanding paragraph 1(b). In the event the Company seeks to sell any New Consumer Formula, the Company shall notify SafeScience in writing of the terms of such sale at least thirty
(30) calendar days prior to the date of such sale (the "Offer Notice"). Upon receipt of the Offer Notice, SafeScience shall have twenty (20) days to exercise a right of first refusal to enter into an agreement to purchase all or some of the New Consumer Formulas covered by the Offer Notice for the greater of the New Consumer Formula Purchase Price or the amount offered by any third party prior to the offer notice. If SafeScience fails to notify the Company in writing within said twenty (20) day period of its election to exercise its right of first refusal, SafeScience shall be deemed to have waived all such rights and the Company may conclude the sale to a third party notwithstanding paragraph 1(b).

         If SafeScience does not exercise its right of first refusal, the Company may enter into such sale only on the terms (including the date) described in, and with the party identified in, the Offer Notice. If the Company has not entered into such sale pursuant to the Offer Notice within ninety (90) days after the Offer Notice, then the restrictions provided by this Section 5 shall again become effective.

6.       Improvements to Products.

         (a) The Company shall make such modifications, adjustments, enhancements and/or improvements (collectively "Improvements") to the SafeScience Consumer Cleaning Formulas as requested by SafeScience. SafeScience shall have all right, title and interest to any such Improvements to the SafeScience Consumer Cleaning Formulas. SafeScience shall pay the Company all reasonable expenses incurred by the Company on a time and materials basis in connection with Improvements to the SafeScience Consumer Cleaning Formulas. Prior to beginning any Improvements to the SafeScience Consumer Cleaning Formulas, the Company shall provide an estimate to SafeScience of its time and material costs in connection with Improvements to the SafeScience Consumer Cleaning Formulas.

         (b) The Company may continue to develop Improvements to the SafeScience Industrial Products. Any Improvements on SafeScience Industrial Products shall also be considered SafeScience Industrial Products for the purposes of this Agreement and shall be subject to all provisions hereof.

7. Rights Regarding Third Parties Manufacturers. The Company presently manufactures industrial cleaning products, other than the SafeScience Industrial Products, which are purchased from the Company by SafeScience and listed in Exhibit D. The

Company agrees to negotiate in good faith to grant SafeScience the right to have a third party manufacture such products if, as a result of the high volume of demand which exceeds the Company's production capacity for any such products, based on firm orders as verified by the Company, or quality control concerns with respect to any such product, SafeScience determines in good faith that the Company is unable to provide SafeScience with the necessary quantity or quality of such products.

8.       Other Obligations.

         (a) The Company shall promptly grant to SafeScience 100,000 shares (the "DOTK Shares") of its common stock par value $.001. The Company shall file a registration statement covering the DOTK Shares within one hundred twenty (120) days of the date hereof. Thereafter, the Company shall use its best efforts to cause such registration statement to be declared effective by the 180th day after the date hereof. The Company shall keep such registration statement effective until SafeScience may sell the DOTK Shares without registration pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144").

         The Company may postpone the filing of any registration statement required pursuant to this Section 8(a) for a reasonable period of time, not to exceed sixty (60) days in the aggregate, and not more than once in any ninety
(90) day period, if the Company has been advised by legal counsel in writing, with a copy to the undersigned upon their request, that such filing would require a special audit or the disclosure of a material impending transaction or other matter and the Board of Directors of the Company determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company.

         The Company shall pay all expenses incurred by the Company in connection with the registration, qualification and/or exemption of the DOTK Shares, including any SEC and state securities law registration in the state of Massachusetts, or other states where registration is required by law, and filing fees, printing expenses, fees and disbursements of the Company's counsel and accountants, transfer agents' and registrars' fees, fees and disbursements of experts used by the Company in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the registration statement or prospectuses contained therein. The Company shall not, however, be liable for any sales, broker's or underwriting commissions upon sale by the undersigned or other holder of any of the DOTK Shares.

         (b) SafeScience shall promptly grant to the Company such number of shares (the "SAFS Shares") of its common stock, par value $0.01 as shall have a value of $200,000 based on the Closing price of SafeScience's common stock on the date hereof. SafeScience shall file a registration statement covering the SAFS Shares within one hundred twenty (120) days of the date hereof. Thereafter, SafeScience shall use its best efforts to cause such registration statement to be declared effective by the 180th day after the date hereof. SafeScience shall keep such registration statement effective until the Company may sell the SAFS Shares without registration pursuant to Rule 144.

         SafeScience may postpone the filing of any registration statement required pursuant to this Section 8(b) for a reasonable period of time, not to exceed sixty (60) days in the aggregate, and not more than once in any ninety
(90) day period, if SafeScience has been advised by legal counsel in writing, with a copy to the undersigned upon their request, that such filing would require a special audit or the disclosure of a material impending transaction or other matter and the Board of Directors of SafeScience determines reasonably and in good faith that such disclosure would have a material adverse effect on SafeScience.

         SafeScience shall pay all expenses incurred by SafeScience in connection with the registration, qualification and/or exemption of the SAFS Shares, including any SEC and state securities law registration in the State of Louisiana, or other states where registration is required by law, and filing fees, printing expenses, fees and disbursements of SafeScience's counsel and accountants, transfer agents' and registrars' fees, fees and disbursements of experts used by SafeScience in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the registration statement or prospectuses contained therein. SafeScience shall not, however, be liable for any sales, broker's or underwriting commissions upon sale by the undersigned or other holder of any of the SAFS Shares.

9. Right to Audit. SafeScience shall at all times through and until January 5, 2005 keep true and correct books of account and maintain documents (including where appropriate documents produced by third party manufacturers and provided to SafeScience) which show the payments due pursuant to Section 2(b) to which the Company is entitled. The books of account and documentation shall be retained by SafeScience through and until January 5, 2007 and shall be open to inspection by an authorized representative of the Company, at the Company's expense. Such inspections shall be carried out no more than twice per year, during usual business hours of SafeScience by the Company or its assigns, successors or representatives upon five (5) business days prior notice. In the event an audit by the Company determines that SafeScience has underpaid the payments due to the Company under Section 2(b) by more than 10% in any one-year period, the expenses of the audit shall forthwith be reimbursed by SafeScience to the Company.

10.      Confidentiality and Non-Disclosure of Information.

         (a) As used in this Agreement, the term "Confidential Information" means confidential or proprietary technical or business information furnished by one party to the other party in connection with this Agreement, regardless of whether such information is in written, oral, electronic, or other tangible form. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. The SafeScience Consumer Cleaning Formulas shall be the Confidential Information of SafeScience and shall not be subject to exception (3) to Confidential Information contained in Section 10(b) below.

         (b) Each party shall maintain the other party's Confidential Information in confidence and shall not disclose such Confidential Information to any third party without the prior written consent of the disclosing party and shall not use such Confidential Information other than in furtherance of this Agreement. The foregoing shall not apply to information that (1) is or hereafter becomes generally available to the public other than by reason of any default with respect to confidentiality under this Agreement; (2) is disclosed to such party by a third party who is not in default of any confidentiality obligation to the other party; (3) is developed by or on behalf of such party, without reliance on confidential information acquired from the other party; (4) is provided by such party under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, to third parties for consulting, accounting, legal and similar purposes.

         (c) Each party shall limit access to the other party's Confidential Information to those of its directors, officers, agents, employees, consultants and advisors who have a need to know and who have been informed in writing of and agreed to be bound by the obligations of confidentiality imposed by this Agreement. Each party shall allow its directors, officers, agents, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information. The receiving party shall cause its directors, officers, agents, employees, consultants and advisors to keep in confidence the Confidential Information consistent with this Agreement and shall be responsible for any disclosures by such persons not permitted hereunder.

         (d) In the event a party shall be required to disclose any Confidential Information (a "Compelled Party"), it will give the other party prompt notice of such requirement so that the other party may seek a protective order or other appropriate remedy. Unless the requirement shall have been timely limited, quashed or extended, the Compelled Party shall thereafter be entitled to comply with such demand to the extent required by law. If requested by the other party, the Compelled Party shall cooperate (at the expense of the other party) in the defense of a demand.

         (e) In the event of any breach by a party or any of its agents of the provisions of this Section 10, the other party may, subject to the provisions of
Section 16(c), immediately seek injunctive relief in any court of competent jurisdiction in addition to any other rights or remedies provided for herein.

11.      Infringement.

         (a) In the event that the Company learns of any infringement or unauthorized use of the SafeScience Consumer Cleaning Formulas, it shall promptly notify SafeScience. SafeScience shall have the sole initial right to bring infringement actions or other similar proceedings against third parties in order to protect the SafeScience Consumer Cleaning Formulas. If requested to do so, the Company shall reasonably cooperate with SafeScience in any such action, including but not limited to joining the action as a party if necessary to maintain standing.

         (b) If SafeScience determines not to take any such action, then the Company may take such action in its own name. SafeScience may cooperate with the Company or join such action at its sole discretion. In the event such an action taken by the Company is successful and the Company is not awarded all its costs and expenses (including attorney's fees) incurred in connection with the prosecution thereof, then SafeScience agrees to participate in and contribute to the costs and expenses of such prosecution in ratable proportion to the relative losses to the parties incurred as a result of the infringing conduct. The relative losses of the parties shall be determined based upon, in the case of SafeScience, SafeScience's estimated gross profits from the sales lost as a result of the infringement, and in the case of the Company, on the Section 2(b) fees that would have been payable on the sales lost as a result of the infringement.

         (c) Any award recovered by the Company or SafeScience in any action or proceeding commenced by it as under this Section 11 shall be divided between the parties as follows: first, to both parties of their respective, actual out-of-pocket costs (which amount shall be allocated pro rata if the amount recovered is less than the total amount of such costs); second, any amounts awarded in respect of lost sales or profits shall be allocated so as to approximate, to the best of the parties' ability, to the Company the portion thereof that represents the fees payable under Section 2(b) that would have been payable with respect to such lost sales or profits, and to SafeScience the balance of the amount so awarded.

12.      Indemnification.

         (a) The Company agrees and covenants to hold harmless and indemnify and defend SafeScience, its subsidiaries, affiliates, officers, directors, employees, agents and assigns, from and against any suits, actions, claims, losses, demands, liabilities, costs and expenses of any kind, including costs and attorneys' fees for defending the same, which may arise or result from any claims of infringement by, or piracy of, the SafeScience Consumer Cleaning Formulas, except to the extent caused by SafeScience's (or any of SafeScience's agent's or third party manufacturer's) misuse, unauthorized modification of SafeScience Consumer Cleaning Formulas or mislabeling.

         (b) SafeScience agrees and covenants to hold harmless and indemnify and defend the Company, its subsidiaries, affiliates, officers, directors, employees, agents and assigns (each a "Company Indemnified Party"), from and against any suits, actions, claims, losses, demands, damages, liabilities, costs and expenses of any kind, including costs and attorneys' fees for defending the same, which may arise or result from SafeScience's use of the SafeScience Consumer Cleaning Formulas, to the extent SafeScience's or its agents' actions constitute breach of contract, negligence or willful misconduct toward a party other than a Company Indemnified Party.

13. Warranties. The Company represents and warrants to SafeScience that (i) it has all corporate power and authority to grant its right, title and interest in the SafeScience Consumer Cleaning Formula to SafeScience, (ii) the execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the Company's part, (iii) the SafeScience Consumer Cleaning Formulas do not constitute substantially all the assets of the Company, (iv) to its knowledge and belief the SafeScience Consumer Cleaning Formulas do not infringe or violate any intellectual property rights of any third party, and no third party has infringed upon the rights of the Company in the SafeScience Consumer Cleaning Formulas, and (v) it has full right and title to the SafeScience Consumer Cleaning Formulas.

14.      Termination.

         (a) Notwithstanding anything otherwise contained in this Agreement, the Company shall have the right to terminate the rights granted to SafeScience hereunder (other than the Company's granting of its right, title and interest in the SafeScience Consumer Cleaning Formulas to SafeScience) upon thirty (30) days written notice to SafeScience (unless a longer period is set forth hereinbelow), if SafeScience fails or refuses to pay promptly any amount payable under Section 2 when and as same shall become due and payable, and such default shall continue for a period of thirty (30) days after written notice thereof has been given by the Company to SafeScience; provided, however, (1) if SafeScience, within said notice period, cures or otherwise terminates any of said events, said rights shall continue on in force as if said notice had not been given, or (2) if SafeScience, within said notice period, contests in good faith the veracity of any of said events, said rights shall continue on in force until such time as the veracity of said events shall be established by a final trier of fact, from which no further appeal may be taken in accordance with Section 16(c).

         (b) SafeScience may terminate this Agreement at any time, for any reason, upon thirty (30) days' notice thereof to the Company.

15. Effect of Termination. Upon the termination of this Agreement, all rights of SafeScience under Sections 3, 5, 6 and 7 shall cease forthwith and shall immediately be null and void and thereafter SafeScience shall cease using the SafeScience Industrial Products. Each party shall forthwith deliver to the other party all forms, procedures, documents, copies of formulations, and other Confidential Information of the other party. Section 2, 4, 8, 9, 10, 11, 12 and 13 shall survive any termination of this Agreement.

16.      General Provisions.

         (a) Relationship of Parties. No partnership, joint venture, employment, agency or other relationship is formed, intended, or to be inferred under this Agreement. Neither party to this Agreement shall make or authorize any representation to the contrary.

         (b) Survival of Remedies. During and after the term of this Agreement, each party shall be entitled to all rights, remedies and protections available at law and in equity. The parties recognize that irreparable injury may result to its business and property if the other party breaches any of the terms of this Agreement, and each party agrees that if it engages in any act in violation of this Agreement, the other party shall be entitled, in addition to such other remedies and damages as may be available, to seek equitable relief including injunction prohibiting the breaching party from engaging in such act and specific performance.

         (c) Disputes. Should a dispute arise relative to the terms or conditions of this Agreement, the parties shall, prior to commencing any litigation or similar proceeding, engage in non-binding mediation with a mediator mutually acceptable to the parties. In the event such mediation is unsuccessful in resolving the dispute, the parties shall submit the dispute to binding arbitration in Boston, Massachusetts pursuant to the rules then prevailing of the American Arbitration Association. Any award made through the arbitration shall be enforceable in any court of competent jurisdiction pursuant to uniform laws regarding arbitration and the award may include an award of attorney's fees and costs to the prevailing party. The foregoing arbitration clause shall not be deemed to limit the right of either party to seek immediate equitable relief, where permitted pursuant to applicable law or to the terms of this Agreement, in a court of competent jurisdiction pending the arbitration proceedings.

         (d) Waiver. The failure of either party to take any action under this Agreement, or the waiver of a breach of this Agreement, shall not affect that party's rights to require performance hereunder or constitute a waiver of any subsequent breach.

         (e) Notice. All notices required or permitted to be given or made under this Agreement must be made in writing and delivered by certified mail, return receipt requested. Mailed notices shall be addressed to the parties as their addresses appear below, except that in the event written notice of a change of address is made in accordance with this section, then such mailed notices shall be addressed to the party in question at such new address.

If to Delta-Omega Technologies, Inc.:

119 Ida Road
Broussard, LA 70518
Attn:  James V. Janes, III
Telephone: (318) 837-3011
Fax: (318) 837-3037

With copies to:

Roger V. Davidson, Esq.
Ballard Spahr Andrews & Ingersoll, LLP
1225 17th Street, Suite 2300
Denver, CO 80202-5596
Telephone: (303) 299-7307
Fax: (303) 296-3956

If to SafeScience, Inc.:

31 St. James Avenue
Boston, MA 02116
Attn: Bradley J. Carver, President
Telephone: (617) 422-0674

Fax: (617) 422-0675

With copies to:

Cheryl Reicin, Esq.
McDermott, Will & Emery
50 Rockefeller Plaza
New York, NY
Telephone:  (212) 547-5400
Fax:  (212) 547-5444

         (f) Interpretation. This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts. The headings herein are for reference only and shall not define or limit the provisions hereof.

         (g) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter addressed herein, and all prior and contemporaneous agreements, whether written or oral, as may relate to the same, are hereby superseded by this Agreement.

         (h) Modification. This Agreement may not be altered, modified, amended or changed, in whole or in part, except by a writing executed by the parties.

         (i) Successors. This Agreement shall be binding upon the parties and their permitted assigns, corporate successors and representatives. Neither party may assign this Agreement or its rights hereunder without the prior written consent of the other party which shall not be unreasonably withheld, provided such assignee agrees to assume the responsibilities and obligations of the assigning party hereunder.

         (j) Attorneys' Fees. In the event of any dispute which results in a suit or other legal proceeding to construe or enforce any provision of this Agreement or because of an alleged breach, default or misrepresentation in connection with any of the provisions of this Agreement, the parties agree that the prevailing party or parties (in addition to all other amounts and relied to with such party or parties may be entitled) shall be entitled to recover reasonable attorneys' fees and other costs incurred in any action or proceeding.

         (k) Previous Agreement. This Agreement shall be deemed to supersede the Exclusive License Agreement dated September 15, 1999 between SafeScience and the Company and the Supply and Distribution Agreement dated July 8, 1998 between SafeScience and the Company.

                  IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.

SAFESCIENCE, INC.                             DELTA-OMEGA TECHNOLOGIES, INC.


By:  /s/ Bradley J. Carver                    By: /s/ James V. Janes
     ---------------------                         ------------------

Title:   Chief Executive Officer              Title:  Co-Chief Executive Officer

                                              By: /s/ Illegible
                                                   -------------

                                              Title:  Co-Chief Executive Officer

                                    EXHIBIT A
                                    ---------

                     SafeScience Consumer Cleaning Formulas


Product Name                                                  SAFS Item Number
------------                                                  ----------------



All Purpose RTU                                                  301
Kitchen Cleaner                                                  308
Window/Glass Cleaner RTU                                         304
Floor Cleaner RTU                                                303
Shower Mist                                                      305
Bathroom Cleaner RTU                                             310
Dishwash RTU                                                     302
Laundry Detergent                                                309
Exterior Home & Window                                           307
Citrus Scent All Purpose                                       20024
All Purpose Mint                                               25003

                                    EXHIBIT B
                                    ---------

                         SafeScience Industrial Products


Product Name                                                 SAFS Item Number
------------                                                 ----------------



Oven/Grill Heavy Duty Cleaner                                  315
Window/Glass Cleaner Concentrate                               314
Window/Glass Cleaner RTU                                       314
All Purpose Cleaner Concentrate                                310
All Purpose Cleaner RTU                                        310
Floor Cleaner Concentrate                                      313
Stain Remover                                                  318
Liquid Laundry                                                 319
Bathroom Cleaner Concentrate                                   317
Bathroom Cleaner RTU                                           317
Exterior Window/Glass Cleaner                                  320

                                    EXHIBIT C
                                    ---------

                                    EXHIBIT D
                                    ---------

                    Delta-Omega Industrial Cleaning Products

Product Name                                               SAFS Item Number
------------                                               ----------------


Carpet Shampoo                                                316
Concrete Cleaner                                              326
Multi-Clean Super Concentrate                                 323
Aircraft Wash HD                                              325
Aircraft Wash                                                 324
Wash n' Wax Concentrated Liquid                               321
Defoamer                                                   DF-100
D-Limonene    (OCY Industrial Clean                        SS2000
Intermediate (Glyco Ether)                                 SS3000
HazClean EFFF                                              SS3100